Exhibit (h) (14)
AMENDED AND RESTATED
SECURITIES LENDING MANAGEMENT AGREEMENT
(Mutual Fund Lenders)
     AMENDED AND RESTATED SECURITIES LENDING MANAGEMENT AGREEMENT (this “Agreement”), dated as of January 16, 2009, by and between each of the entities listed on Annex B (each a “Lender”), Credit Suisse, New York Branch (“Manager”) and, solely with respect to Section 9 hereof, SunTrust Bank acting as custodian for Lender.
     WHEREAS, Lender and Manager are parties to a certain Securities Lending Management Agreement dated as of March 1, 2005 as amended from time to time (the “Existing Securities Lending Management Agreement”) pursuant to which Lender retained the services of Manager to act as its exclusive agent in lending to certain borrowers securities held in one or more specified accounts of Lender from time to time, and Manager agreed to act as agent of Lender in lending to certain borrowers such securities owned by Lender.
     WHEREAS, pursuant to Lender’s redemption of its collateral investment as provided in the Letter Agreement between Manager and Lender dated December 29, 2008, the parties hereto wish to amend the Existing Securities Lending Management Agreement in certain respects as described herein, including, but not limited to, terminating Manager’s appointment to invest Cash Collateral on behalf of Lender, and as so amend and restate the Existing Securities Lending Management Agreement in its entirety.
     IN CONSIDERATION OF the mutual representations, warranties and covenants made herein, the parties hereto hereby agree that the Existing Securities Lending Management Agreement shall, subject to the execution and delivery of this Agreement by each of the intended parties hereto, be amended and restated to read in its entirety as follows:
     1. DEFINITIONS. Terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in Annex A.
     2. APPOINTMENT AND AUTHORIZATION.
     (a) Appointment.
     (i) Lender hereby appoints Manager as Lender’s agent for the purpose of providing, and hereby authorizes Manager to provide, the securities lending management services set forth in this Agreement (the “Securities Lending Management Services”), and Manager hereby accepts such appointment subject to the terms and conditions of this Agreement.
     (ii) Lender hereby authorizes Manager to engage in such acts as Manager deems necessary or desirable for the performance of the Securities Lending Management Services and Lender hereby appoints Manager as Lender’s attorney-in-fact to execute any documents or instruments deemed by Manager to be necessary or desirable to effect the same (including, without limitation, any applicable Related Agreements). Lender agrees to be bound by each such Related Agreement as if the same were executed and delivered directly by Lender. Upon Lender’s request, Manager shall make available to Lender copies of all such agreements then in effect.
     (b) Acknowledgements. Lender hereby acknowledges that it has been fully informed with respect to, consents to, and makes such appointment notwithstanding the following facts and circumstances, which may give rise to a conflict of the interests of Manager with those of Lender: (i) Manager or its affiliates may from time to time act on behalf of (including in a fiduciary capacity), or engage in transactions other than Loans with, Approved Borrowers; (ii) Manager or its affiliates acts as agent for other lenders of securities and in such capacity may make loans which may from time to time preclude Manager from making Loans for, or be on terms more favorable than those afforded to, Lender; (iii) Manager or its affiliates may from time to time act as borrower with respect to Loans; and (iv) Manager may use any recognized pricing information service in order to perform its valuation responsibilities with respect to Loaned Securities and Loan Collateral; provided, however, that, with respect to Loaned Securities consisting of mortgage-backed securities, Manager may use its internal pricing sources (including its affiliates) to perform such valuation responsibilities.
     3. SECURITIES LENDING MANAGEMENT SERVICES.
     (a) Operating Guidelines. Manager, Lender and Custodian shall operate in accordance with the Operating Guidelines, as agreed.
     (b) Securities Borrowing Agreements. Manager may from time to time in its sole discretion enter into Securities Borrowing Agreements. Subject to the terms and conditions of this Agreement, Manager agrees, as Lender’s agent, to exercise Lender’s rights and remedies under Securities Borrowing Agreements, including, without limitation: (x) marking Loans to the market; and (y) collecting all Loan Collateral, all interest and other distributions payable by Approved Borrowers in respect of Loaned Securities and any Loan Fees and causing the same to be deposited in the Collateral Account or otherwise credited to Lender, as applicable. Manager shall delete any Approved Borrower from the list of Approved Borrowers upon receipt of Written Instructions to do so.
     (c) Loans.
     (i) Manager may from time to time negotiate and make Loans for and on behalf of Lender on such terms as Manager determines are commercially reasonable and are set forth herein and in the Securities Borrowing Agreement. All Loans will be made in accordance with the Investment Company Act of 1940, as amended, and the regulations thereunder. Loans shall be subject to oversight by Lender or Lender’s investment manager. Lender shall be bound by the terms of each such Loan as if the same were negotiated and made with the Approved Borrower party thereto directly by Lender on its own behalf. Loans shall generally be terminable on demand in accordance with the terms of the Securities Borrowing Agreement. With the prior consent of Lender, however, Loans may be made on the basis of a reasonably anticipated termination date (“Term Loan”). Manager may terminate any Loan with an Approved Borrower in its reasonable discretion upon obtaining consent from Lender. Notwithstanding the foregoing, Manager shall terminate any such Loan other than a Term Loan, without obtaining consent from Lender, as soon as practicable: (A) after receipt by Manager of a notice of termination of such Loan from such Approved Borrower; (B) after receipt by Manager of Written Instructions to do so; (C) after receipt by Manager of Written Instructions requesting the deletion of such Approved Borrower from the list of Approved Borrowers; and (D) upon the termination of this Agreement. Manager shall equitably allocate securities loans (including Loans) made by it as agent among all lenders for which it acts as agent, and the making of a loan for a lender other than Lender shall not give rise to any obligation on the part of Manager to allocate any portion of such loan to Lender or to make any Loan on behalf of Lender.
     (ii) Lender acknowledges and agrees that Lender shall have no voting rights and may not participate in any dividend reinvestment plans with respect to Loaned Securities. It is further acknowledged and agreed that (x) Lender shall be responsible for notifying Manager of any return of Loaned Securities required to enable Lender to exercise any voting rights, participate in any rights offering, warrant or option transaction, or take any other similar action in respect of such Loaned Securities, (y) Manager shall have no obligation to determine when and whether the return of Loaned Securities is required for such purposes and, absent such notice from Lender given on a timely basis, Manager shall have no obligation to make Loaned Securities available to Lender for any such purposes, and (z) upon receipt of such timely notice from Lender, Manager shall use its best efforts to cause the return of Loaned Securities to Lender. Manager shall cause to be credited to Lender the amount of all cash dividends and other cash distributions received from the applicable Approved Borrower on Loaned Securities that are out on Loan on the record date therefor that Lender would have received had the same not been then out on Loan; Manager shall have no obligation to credit such amounts to Lender unless and until Manager receives such cash dividends or cash distributions, but Manager shall use its best efforts to collect payment of such amounts. All non-cash dividends or distributions, if any, on Loaned Securities shall be deemed to be Loaned Securities. Manager shall maintain records of all dividends and distributions paid to Lender and make such records available to Lender upon request.
     (iii) Manager and Lender agree that the Market Value of Loaned Securities of Lender shall not exceed either (i) 50% of the sum of the market value of all securities of Lender and the Market Value of Loan Collateral of Lender or (ii) 33.33% of the market value of all securities of Lender; provided, however, that if on any day the Market Value of Loaned Securities of Lender exceeds the maximum percentage, Manager shall reduce the Loaned Securities of Lender by the amount of such excess no later than the close of business on the following business day. Lender shall notify Manager in writing of any applicable restrictions or limitations regarding any Loanable Securities including, without limitation, the amount of Loanable Securities that may be out on Loan at any time, the type of permissible collateral and restrictions or prohibitions, if any, as to the identity of, and credit exposure limits for, any Approved Borrower.
     (iv) It is understood and agreed that (A) the identity of Lender may be disclosed by Manager to an Approved Borrower under a Loan at any time on and after the making of the Loan, (B) all Loans will be transacted by Manager for Lender on a fully disclosed agency basis and (C) Lender shall provide to Manager Lender’s financial statements and such other information as Manager may request.
     (d) Collateral. At the making of each Loan, Manager shall require the deposit in the Collateral Account by the applicable Approved Borrower of Loan Collateral in an amount at least equal to the Required Margin Level (the “Required Margin Level”) set forth on Schedule II hereto. Manager shall mark to market all Loans on a daily basis in accordance with Manager’s customs and practices. Lender acknowledges and agrees that Manager may determine not to require the deposit of any additional Loan Collateral if the amount thereof is, in the sole judgment of Manager, not material in relation to the Market Value of the related Loaned Securities, but at no time shall the Loan Collateral be less than 100% of the Market Value of the Loaned Securities. Lender acknowledges and agrees that it shall be obligated to pay, or cause to be paid, a Rebate to Approved Borrowers with respect to Cash Collateral. Manager shall have the right to hold back delivery of related Loan Collateral to the Approved Borrower upon termination of a Loan in an amount at least equal to the declared but unpaid distributions or any other sum due and owing at the time until such distributions or sum are paid in full.
     (e) Investment of Cash Collateral.
     (i) Lender shall be responsible for investing and reinvesting all or substantially all of the Cash Collateral held from time to time in the Collateral Account. Lender acknowledges and agrees that Manager shall have no liability for any loss, liability, cost or expense related to the Lender’s investment and reinvestment of the Cash Collateral and the proceeds of investments of Cash Collateral held from time to time in the Collateral Account.
     (ii) Lender further acknowledges and agrees that any income or gains and losses from investing and reinvesting any Cash Collateral delivered by an Approved Borrower pursuant to the applicable Securities Borrowing Agreement shall be at Lender’s risk and for Lender’s account, and Lender agrees that to the extent any such losses reduce the amount of Cash Collateral required to be returned to an Approved Borrower pursuant to a mark to market or upon the termination of any Loan made on Lender’s behalf (after giving effect to any Rebate), Lender shall, on demand by Manager and in immediately available funds, deposit in the Collateral Account an amount equal to such losses.
     (f) Recordkeeping and Reports. Manager shall establish and maintain records reasonably necessary to account for all Loans, Program Income and Manager’s Fees, and shall provide to Lender a report thereof on a monthly basis for the preceding month, all in accordance with Manager’s customs and practices as in effect from time to time. Lender acknowledges that Citi shall provide Manager with the daily amount of Income and Manager shall rely on such daily amounts for purposes of maintaining records and preparing reports for Lender. Lender agrees that Manager shall not be responsible for any errors or omissions in preparing such records and reports due to any inaccurate or incomplete information received from Citi or non-receipt of any required information from Citi.

     (g) Exercise of Remedies. Manager shall, in its sole judgment and discretion, determine whether there has been a Borrower Event of Default and exercise on behalf of Lender (and Manager, if applicable) its or their remedies against an Approved Borrower upon the occurrence of a Borrower Event of Default. Manager shall be under no obligation or duty to exercise on behalf of Lender or Manager any specific remedy available to Lender or Manager under a Securities Borrowing Agreement.
     4. MANAGER’S COMPENSATION. For the performance of its obligations under this Agreement, Lender shall pay to Manager monthly in arrears the fee (the “Manager’s Fee”) set forth on Schedule II hereto.
     5. REPRESENTATIONS, WARRANTIES AND COVENANTS.
     (a) Representations and Warranties of Manager. Manager represents and warrants to Lender that:
     (i) This Agreement and each other Related Agreement have been duly authorized by it and this Agreement and each other Related Agreement are the legal, valid and binding obligations of Manager, enforceable against Manager in accordance with their terms.
     (ii) Neither this Agreement nor any other Related Agreement to which Manager is a party, upon its execution and delivery, does or will violate any statute, regulation, rule, order or judgment binding on Manager or any provision of any of Manager’s organizational documents, or any agreement binding on Manager or affecting Manager’s property.
     (iii) The persons executing this Agreement and all other Related Agreements to which Manager is a party have and will be duly and properly authorized to do so.
     (iv) Each representation and warranty made by Manager in the Related Agreements is true, correct and complete on the date hereof and will be true, correct and complete on the date each Loan is made and continually throughout the term of this Agreement and each other Related Agreement.
     (b) Representations and Warranties of Lender. Lender represents and warrants to Manager that:
     (i) Lender has the power and authority to enter into this Agreement and each other Related Agreement to which it is a party. Each of this Agreement and the other Related Agreements to which Lender is a party has been duly authorized by Lender and, upon the execution and delivery hereof and thereof by Lender or Manager, as Lender’s agent is and will be the legal, valid and binding obligation of Lender, enforceable against Lender in accordance with its terms.
     (ii) Lender has, or will have at the time of transfer of any Loanable Security, the right to transfer such Loanable Security subject to the terms and conditions hereof, and such Loanable Securities, at the time of each Loan, will be free and clear of any liens, encumbrances or other adverse claims.
     (iii) Neither this Agreement nor any other Related Agreement to which Lender is a party, upon its execution and delivery, does or will violate any statute, regulation, rule, order or judgment binding on Lender or any provision of any of Lender’s organizational documents, or any agreement binding on Lender or affecting Lender’s property.
     (iv) The person executing this Agreement and all other Related Agreements to which Lender is a party and all Authorized Persons acting on behalf of Lender, have and will be duly and properly authorized to do so.
     (v) Lender has not relied on Manager for any tax, accounting, regulatory, legal, financial or investment advice concerning this Agreement, any Related Agreement or any Loans or any investments of Cash Collateral and has made its own determination as to the tax, accounting, regulatory, legal and financial treatment of this Agreement, any Related Agreement and all Loans and all investments of Cash Collateral and any dividends, distributions or other funds received hereunder or under any Securities Borrowing Agreement.
     (vi) Each representation and warranty made by Lender in the Related Agreements is true, correct and complete on the date hereof and will be true, correct and complete on the date each Loan is made and continually throughout the term of this Agreement and each other Related Agreement.
     (vii) None of the Loanable Securities are assets of an “employee benefit plan” as defined in the Employee Retirement Income Security Act of 1974, as amended.
     (c) Continued Effectiveness of Representations and Warranties. All of the representations and warranties of Manager and Lender made in this Section 5 shall be deemed to be continuing and reaffirmed at the time of the making of each Loan and at all times such Loan is outstanding.
     6. BORROWER DEFAULT; GUARANTY BY MANAGER.
     (a) If an Approved Borrower fails to return any Loaned Securities when due in accordance with the terms of the applicable Securities Borrowing Agreement (the “Return Date”) due to (i) a Default (as such term is defined in the applicable Securities Borrowing Agreement) of the Approved Borrower as set forth in Section 11.5 (if the applicable Securities Borrowing Agreement is the 1993 version of the Bond Market Association’s Master Securities Loan Agreement) or Section 12.5 (if the applicable Securities Borrowing Agreement is the 2000 version of the Bond Market Association’s Master Securities Loan Agreement) of the applicable Securities Borrowing Agreement, or (ii) an Event of Default (as such term is defined in the applicable Securities Borrowing Agreement) of the Approved Borrower as set forth in Clause 12(D) (if the applicable Securities Borrowing Agreement is the 1995 version of the International Securities Lending Association’s Overseas Securities Lender’s Agreement) or Paragraph 14.1 (if the applicable Securities Borrowing Agreement is the 2000 version of the International Securities Lending Association’s Global Master Securities Lending Agreement) of the applicable Securities Borrowing Agreement, then Manager shall pay to Lender any shortfall amount if the Collateral Value related to such Loaned Securities as of the date determined by Manager in its discretion is less than the Market Value of such Loaned Securities as of the Return Date; provided, however, that such shortfall amount is not due to any diminution in the Collateral Value due to reinvestment risk (which is borne by Lender pursuant to Section 3(e)(ii) of this Agreement).
     (b) Upon and to the extent of performance by Manager under Section 6(a) hereof, Manager shall be subrogated to all rights of Lender against the applicable Approved Borrower and Lender shall assign and be deemed to have assigned to Manager, all of such Lender’s rights in, to and against such Approved Borrower in respect of the related Loan. In addition, in the event that Lender receives or is credited with any payment in cash or in-kind from or on behalf of the Approved Borrower in respect of rights to which Manager is subrogated as provided herein, Lender shall promptly remit or pay to Manager the same (or, where applicable, its United States Dollar equivalent). To the extent that any rights or interests to which Manager is subrogated, or which are assigned to Manager, in accordance with this paragraph (b) are reduced or impaired in respect of rights of setoff or defenses relating to Lender, Lender will make appropriate reimbursement to Manager as reasonably determined in good faith by Manager.
     (c) Any indemnities provided under Section 6(a) with respect to Loans where any entity that directly, or indirectly through one or more intermediaries, controls Credit Suisse or that is controlled by or is under common control with Credit Suisse is the Approved Borrower shall be deemed to be issued by Credit Suisse acting through its head office in Zurich, Switzerland.
     (d) WITHOUT LIMITING THE PROVISIONS OF THIS SECTION 6 OR WAIVER OF ANY RIGHTS GIVEN TO LENDER UNDER ANY SECURITIES BORROWING AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT LENDER WITH RESPECT TO LOANED SECURITIES AND THAT, THEREFORE, THE LOAN COLLATERAL MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF AN APPROVED

BORROWER’S OBLIGATIONS IN THE EVENT SUCH APPROVED BORROWER FAILS TO RETURN THE LOANED SECURITIES.
     7. CONCERNING MANAGER.
     (a) Liability of Manager. Except as otherwise expressly provided in this Agreement, Manager shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by Lender, except those costs, expenses, damages, liabilities or claims arising out of the negligence, bad faith or willful misconduct of Manager. Manager shall have no obligation under this Agreement for costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) which are sustained or incurred by reason of any action, inaction or financial failure by or of a Clearing System or depository or subcustodian, or their nominees, and the successors and assigns of the foregoing (including, without limitation, Custodian holding Loanable Securities, Loan Collateral or other property in connection with this Agreement), or as a result of reliance by Manager upon information provided by any pricing information service. Manager shall have no liability for any loss, liability, cost or expense related to the Lender’s investment and reinvestment of the Cash Collateral and the proceeds of investments of Cash Collateral held from time to time in the Collateral Account. Except as otherwise expressly provided in this Agreement, in no event shall Manager be liable for special, indirect, consequential or punitive damages, or lost profits or loss of business, arising under or in connection with this Agreement or the transactions contemplated hereby, even if previously informed of the possibility of such damages or losses.
     (b) Approved Borrowers. Lender shall have responsibility for approving the borrowers, and Manager shall not be liable for any loss or damage suffered as a result of any such approval (other than as provided in Section 6(a)).
     (c) Reliance on Instructions. Manager shall be entitled to rely upon any Written Instructions or oral instructions of an Authorized Person or a person believed by Manager to be an Authorized Person received by Manager and believed by Manager to be duly authorized and delivered.
     (d) Force Majeure. Manager shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, acts of terrorism, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, market disruptions, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications services, labor disputes, acts of civil or military authority, or governmental actions, or inability to obtain labor, material, equipment, services, or transportation.
     (e) Disaster Recovery. Manager acknowledges its responsibility for the backup and recovery procedures for Lender’s data maintained on Manager’s system, as well as the preparation and maintenance of Lender’s data.
     8. INDEMNIFICATION OF MANAGER. Lender agrees to indemnify, reimburse and hold Manager harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel and accountants, which Manager may sustain or incur by reason of or as a result of Manager’s acceptance of its appointment under this Agreement or any action taken or omitted by Manager in connection with the performance of its obligations or the exercise of its rights under this Agreement, any Securities Borrowing Agreement and any other Related Agreement; provided that such indemnification shall not extend to liabilities, losses, costs or expenses to the extent that such liabilities, losses, costs or expenses (i) represent Manager’s commercially reasonable operating expenses not incurred in connection with this Agreement, (ii) are found by a final judgment of a court of competent jurisdiction to have resulted from Manager’s own bad faith, willful misconduct or negligence or (iii) result from the performance of Manager’s indemnity obligation under Section 6(a) hereof. Lender’s obligations under this Section 8 shall be continuing obligations of Lender, and its successors and assigns and shall survive the termination of any Loans, this Agreement or any other Related Agreement. Except as otherwise expressly provided in this Agreement, in no event shall Lender be liable for special, indirect, consequential or punitive damages, or lost profits or loss of business, arising under or in connection with this

Agreement or the transactions contemplated hereby, even if previously informed of the possibility of such damages or losses.
     9. TRANSFERS FROM SECURITIES ACCOUNT AND COLLATERAL ACCOUNT.
     Lender hereby:
     (a) Instructs and directs Custodian, and authorizes Manager, to transfer or cause the transfer from the Collateral Account to Manager, to be retained by Manager as payment, any and all amounts due and payable to Manager hereunder, including without limitation, the Manager’s Fee and the amount of any indemnities due under Section 8 hereof provided, however, that such transfer shall be reported to Lender in accordance with Section 3(f).
     (b) Instructs and directs Custodian to transfer or cause the transfer from the Securities Account and/or Collateral Account to Manager and/or any Approved Borrower any and all property in such accounts in accordance with written instructions from Manager as may be required under this Agreement. Lender agrees and acknowledges that (i) delivery of a copy of this Agreement to Custodian shall constitute written instructions to Custodian, (ii) Custodian is authorized to rely on such written instructions and (iii) Custodian shall be under no duty to inquire into the validity or accuracy of any such instructions.
     (c) Security Interest.
(i) In order to secure the performance and payment by Lender of its obligations under this Agreement and to insure reimbursement of Manager by Lender of any funds that may be advanced by Manager or any entity (including affiliates of Manager) on Lender’s behalf, Lender hereby grants to Manager a first priority continuing lien and security interest, free and clear of adverse claims, in and to all the assets now or hereafter held in the Collateral Account, the Securities Account and any property at any time held by an Approved Borrower or Manager for Lender’s benefit or in which Lender may have an interest or in the possession or control of any third party acting on Manager’s behalf. Lender hereby authorizes, directs and instructs Custodian to (x) hold all such accounts and assets in its possession on behalf of Manager and subject to such lien and security interest and (y) comply with any instructions originated by Manager with respect to the Loaned Securities, the Collateral Account, the Securities Account and/or such assets, including instructions directing that such assets be transferred to Manager or its designee, without further consent of Lender. Lender hereby authorizes Custodian to rely on such written instructions and acknowledges and agrees that Custodian shall be under no duty to inquire into the validity or accuracy thereof. In addition, in order to secure the performance and payment by Lender of its obligations under this Agreement and to ensure reimbursement of Lender of any funds that may be advanced by Manager or any entity (including affiliates of Manager) on Lender’s behalf in connection with the transactions contemplated by this Agreement, Lender hereby grants to Manager a first priority continuing lien and security interest, free and clear of adverse claims, in and to all of Lender’s rights at any time in and to the Collateral Account, the Securities Account and all Loaned Securities that have been loaned to an Approved Borrower under the terms of any Securities Borrowing Agreement between Lender and such Approved Borrower. Without in any way limiting the foregoing, Manager shall have the right to set off against and apply any property of Lender now or in the future held or controlled by Manager against or to satisfy any liability of Manager to Lender or any obligation of Lender to Manager. The lien, security interest and right of set off of Manager hereunder shall survive the termination of this Agreement until all amounts due and owing to Manager from Lender shall have been paid in full.
(ii) Lender shall not terminate this Agreement at any time when (x) it owes obligations to Manager or (y) any Approved Borrower owes obligations to Manager in respect of Loans to which Manager has been subrogated, unless in either case effective provisions, which are satisfactory to Manager, have been made to continue in favor of Manager valid and effective first priority security interests, free and clear of adverse claims, in the Securities Account, the Collateral Account and the property contained in each such account.

(iii) Without limitation on the foregoing, the parties acknowledge and agree that Manager has “control” within the meaning of the Uniform Commercial Code as in effect in any applicable jurisdiction of the Collateral Account and the Securities Account and any financial assets and cash held in or credited to the Collateral Account and the Securities Account.
(iv) Manager shall have all the rights and remedies of a secured party under the Uniform Commercial Code as in effect in any applicable jurisdiction. In addition, Lender shall have the right to file a financing statement naming Lender as debtor and Manager as secured party covering the foregoing Collateral Account and Securities Account.
     (d) Lender’s Obligations Are Full-Recourse. Lender’s obligations hereunder are full recourse and are not in any way limited or subject to the availability or sufficiency of Loan Collateral or Loaned Securities or prior presentment to, or demand of, Custodian or the willingness or ability of Custodian to make any transfer provided for herein.
     10. MULTIPLE LENDERS AND LENDER AS BUSINESS TRUST. For any Loan under this Agreement, each reference in the Agreement to Lender shall be deemed a reference solely to the particular Lender to which such Loan relates. In no circumstances shall the rights, obligations or remedies of Manager with respect to a particular Lender constitute a right, obligation or remedy applicable to any other lender. Furthermore, in no circumstances shall the rights, obligations or remedies of a particular Lender with respect to Manager be applicable to any other lender with respect to Manager. With respect to any Lender that is organized as a business trust (or a series thereof), Manager is hereby expressly put on notice of the limitation of liability set forth in the Declaration of Trust or similar instrument of such Lender and agrees that the obligations assumed by such Lender hereunder shall be limited in all cases to that Lender and its assets, and Manager shall not seek satisfaction of any such obligation from the officers, agents, employees, directors, trustees, or shareholders of such Lender.
     11. TAXES. Lender shall be responsible for all filings, tax returns and reports on any Loans which are to be made to any authority whether governmental or otherwise and for the payment of all Taxes and, insofar as Manager is under any obligation (whether of a governmental nature or otherwise) to pay the same on Lender’s behalf, Manager may do so out of any moneys or assets of Lender held by Manager, Custodian or provided by Lender. Manager shall promptly notify Lender when Manager pays such amounts on Lender’s behalf. Lender further acknowledges that the tax treatment of any amounts paid by an Approved Borrower in respect of dividends or distributions on Loaned Securities may be different from the tax treatment of such dividends or distributions had the Loaned Securities not been out on Loan to such Approved Borrower, and that Manager shall not be responsible for collecting any payments from Approved Borrower due to a retroactive change in law or rule of any governmental agency regarding the tax treatment of the interest or dividend to which such payment relates.
     12. MISCELLANEOUS PROVISIONS.
     (a) Transaction Costs. All transaction costs charged by Custodian shall be borne by Lender.
     (b) Termination. Subject to Section 9 hereof, this Agreement shall continue unless terminated earlier by either party upon delivery to the other party of a written notice, which shall be delivered no less than 30 days prior to the then effective termination date. On such date of termination (whether on or before its stated term, the “Termination Date”), Manager shall (i) terminate outstanding Loans in accordance with the terms of each applicable Securities Borrowing Agreement and (ii) cease making Loans (however, Manager may continue making Loans if Manager determines, in its sole judgment and discretion, that to do so would facilitate the orderly termination of the Loans), it being understood by Lender that early termination of Loans may result in losses on the liquidation of investments of Cash Collateral, which losses shall be for the account of Lender. Notwithstanding the foregoing, Manager may terminate this Agreement upon 5 days notice in the event of a material financial deterioration of Lender (as determined in Manager’s sole discretion). Manager shall be entitled to receive the Manager’s Fee on the Termination Date, calculated as if such date were the end of the month in which such Termination Date occurs, and all other amounts due and owing to it hereunder. To the extent Manager provides services after the Termination Date in order to provide for the orderly termination of this Agreement, Manager also shall be entitled to receive any Manager’s Fees and all other amounts for the performance of its obligations hereunder after the Termination Date.

Further, to the extent that any Approved Borrower owes obligations to Manager to which Manager has been subrogated, such subrogation rights shall survive the termination of this Agreement. Notwithstanding anything to the contrary herein contained, the terms and conditions of this Agreement shall remain in full force and effect with respect to any Loan remaining outstanding after the Termination Date. In addition, notwithstanding anything to the contrary herein contained, the obligations set forth in Sections 8 and 9 hereof shall survive the termination of this Agreement.
     (c) Notices. All notices shall be given to the party entitled to receive such notices at the addresses and telephone numbers set forth on Schedule II hereto and shall be effective only when received.
     (d) Entire Agreement; Modification or Amendment. This Agreement constitutes the entire agreement of the parties with respect to this subject matter and supersedes all prior oral or written agreements in regard thereto.
     (e) Rights and Remedies Cumulative. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any thereof shall not preclude or inhibit the exercise of any additional rights and remedies.
     (f) Amendment. Unless otherwise specifically stated in this Agreement, no amendment to, or modification or waiver of, this Agreement, or any provision hereof, shall be valid unless made in writing and signed by all parties hereto.
     (g) Assignment. Neither this Agreement nor any Loan nor any interest or obligation in or under this Agreement may be transferred by either party without the prior written consent of the other party (other than pursuant to a consolidation or amalgamation with, or merger into, or transfer of all or substantially all of a party’s assets to, another entity, in each case whose financial condition is not materially worse than the financial condition of the transferring party) and any purported transfer without such consent will be void. Notwithstanding the foregoing, Manager may, without the consent of Lender, delegate to another branch or the head office of Manager any or all of the rights and obligations of the New York Branch of Manager under this Agreement, and (i) the New York Branch shall thereupon be relieved of all such transferred obligations under this Agreement, and (ii) all references to the State of New York or the United States in this Agreement (other than such as regard jurisdiction and governing law) shall be deemed to be references to the jurisdiction in which the principal offices of such other branch or head office, as applicable, are located, provided that such other branch or head office shall expressly assume the performance or observance of every obligation on the part of the New York Branch delegated thereto.
     (h) Severability. Should any provision(s) of this Agreement be declared or found to be illegal, unenforceable, ineffective or void, then each party shall be relieved of any obligations contained in such provision(s) and the balance of this Agreement, if capable of performance, shall remain in full force and effect.
     (i) Counterparts; Exchange of Facsimile. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. This Agreement may be delivered by exchange of facsimile copies of the executed counterparts with the same effect as if the parties had exchanged executed original counterparts.
     (j) Governing Law; Consent to Jurisdiction; Process Agent, etc.
     (i) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     (ii) MANAGER AND LENDER IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY.

     (iii) LENDER HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (iv) TO THE EXTENT, IF ANY, LENDER MAY BE DEEMED TO HAVE OR HEREAFTER ACQUIRES IMMUNITY, ON THE GROUNDS OF SOVEREIGNTY OR OTHERWISE, FROM ANY JUDICIAL PROCESS OR PROCEEDING TO ENFORCE THIS AGREEMENT OR TO COLLECT AMOUNTS DUE HEREUNDER (INCLUDING, WITHOUT LIMITATION, ATTACHMENT PROCEEDINGS PRIOR TO JUDGMENT OR IN AID OF EXECUTION) IN ANY JURISDICTION, LENDER HEREBY WAIVES SUCH IMMUNITY AND AGREES NOT TO CLAIM THE SAME.
     13. NETWORK ACCESS.
     (a) Lender shall use its access to Manager’s computer network, intranet website and other online facilities (collectively, the “System”) only from Manager’s facilities or from Lender’s designated office location set forth on Schedule II hereto, and shall limit such access to Authorized Persons.
     (b) Lender further represents and warrants that it shall not access, analyze, evaluate, attack, test, intrude upon, invade, connect with, penetrate, probe, or manipulate the System in any way except as agreed to, in writing, by Manager.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf by its duly authorized representative as of the date and year first above written.

RIDGEWORTH FUNDS

/s/ Julia Short

Name: Julia Short
Title: President

CREDIT SUISSE, NEW YORK BRANCH

/s/ Gene Gemelli

Name: Gene P. Gemelli
Title: Authorized Signatory

/s/ David Dahill

Name: Authorized Signatory David Dehill
Title: Authorized Signatory

SUNTRUST BANK

/s/ Kazuhiro Sekimoto

Name: Kazuhiro Sekimoto
Title:

ANNEX A TO SECURITIES LENDING MANAGEMENT AGREEMENT
DEFINITIONS
“Approved Borrower” shall mean any entity specified on Schedule I hereto (which may be amended from time to time pursuant to Section 3(b) hereof).
“Authorized Person” shall mean any person specified by Lender on Schedule II hereto (which may be amended from time to time by Lender giving five days’ prior written notice to Manager) to give Written Instructions on behalf of Lender.
“Borrower Event of Default” shall mean, with respect to any Securities Borrowing Agreement, the occurrence of an Event of Default (as defined therein) or Default (as defined therein) entitling Lender to terminate Loans thereunder.
“Cash Collateral” shall mean Loan Collateral in the form of cash denominated in United States Dollars.
“Citi” shall mean Citi Global Transaction Services, Inc.
“Clearing System” shall mean, in the case of U.S. securities, the Depository Trust Company, Participants Trust Company, Government Securities Clearing Corporation and any other securities depository or clearing agency (and their respective successors and nominees) registered with the Securities and Exchange Commission or otherwise authorized to act as a securities depository or clearing agency and, in the case of non-U.S. securities, Euroclear, Clearstream and any other depository or clearing agency generally recognized as acting in such capacity or performing similar services with respect thereto.
“Collateral Account” shall mean one or more accounts established by Lender with SunTrust Bank for the purpose of holding Loan Collateral, investments of Cash Collateral and Loan Fees paid by Approved Borrowers. Collateral Account shall include the RidgeWorth Funds Cash Collateral SMA.
“Collateral Value” shall mean, in respect of any Loan Collateral as of any date of determination, the value (in U.S. Dollars as determined by the Manager in good faith in accordance with its standard procedures) of the Cash Collateral.
“Custodian” shall mean SunTrust Bank and Brown Brothers Harriman & Co., as the case may be.
“Income” shall mean, with respect to an investment of Cash Collateral and the relevant period of calculation, the sum, without duplication, of (i) income realized, (ii) income accrued but not yet paid, and (iii) income accreted with respect to a security purchased at a discount or income amortized with respect to a security purchased at a premium. Income shall be calculated daily by Citi and provided to Manager on a daily basis by Citi.
“Loan” shall mean each loan of a Loanable Security to an Approved Borrower pursuant to a Securities Borrowing Agreement.
“Loan Collateral” shall mean all Cash Collateral delivered by Approved Borrowers as collateral for Loans.
“Loan Fee” shall mean the Loan Fee (as defined in the applicable Securities Borrowing Agreement) payable by an Approved Borrower with respect to any Loan.
“Loanable Security” shall mean each security designated as loanable by Lender.
“Loaned Security” shall mean each security that is the subject of a Loan.
“Manager’s Fee” shall have the meaning set forth in Section 4 hereof.
“Market Value” shall mean, with respect to any Loaned Securities or Loan Collateral at any time of determination, the market value thereof (including, in the case of fixed income securities, accrued and unpaid interest, unless contrary to market practice) at such time as determined in good faith by Manager in accordance with the provisions of the applicable Securities Borrowing Agreement.

“Operating Guidelines” shall mean the agreement or other instrument which sets forth the operating procedures applicable to the Manager, Lender and the applicable Custodian in connection with the Securities Lending Program.
“Program Income” shall mean, with respect to any calendar month, an amount equal to (i) the sum of (x) all gross Income from all investments of Cash Collateral during such month (not including capital gains or losses and after deduction of any fees and expenses (including, without limitation, investment management fees, custody fees or administrative fees) incurred in connection with such Income), plus (y) all Loan Fees paid or payable during such month, minus (ii) all Rebates, if any, paid to Approved Borrowers during such month.
“Rebate” shall mean, with respect to any Loan collateralized by Cash Collateral, the Cash Collateral Fee (as defined in the applicable Securities Borrowing Agreement) payable by Lender to the Approved Borrower under the applicable Securities Borrowing Agreement.
“Related Agreements” shall mean, individually or collectively, as the context may require, the Securities Borrowing Agreements, the Custody Agreement, and all other agreements, documents, instruments and instructions executed by Manager pursuant to Section 2(a) hereof.
“Required Margin Level” shall have the meaning set forth in Section 3(d) hereof.
“Return Date” shall have the meaning set forth in Section 6(a) hereof.
“Securities Account” shall mean each account established and maintained by Lender with the applicable Custodian for the purpose of holding Loanable Securities.
“Securities Borrowing Agreement” shall mean each agreement, and each annex, schedule, and exhibit thereto, entered into by Manager, as Lender’s agent, and an Approved Borrower, setting forth the terms and conditions pursuant to which Lender may from time to time lend Loanable Securities to such Approved Borrower.
“Securities Lending Management Services” shall have the meaning set forth in Section 2(a) hereof.
“Securities Lending Program” shall mean the lending of Loanable Securities to Approved Borrowers hereunder, and all of the other transactions contemplated hereunder and under the Related Agreements.
“Taxes” shall mean all unpaid calls, taxes (including, without limitation, any value added taxes and any stamp taxes), imposts, levies or duties due on any principal, interest, or other payment or distribution, or transfer, in each case payable on or in connection with any Loan, Loanable Security, Loaned Security, Loan Collateral, Rebate or Loan Fee.
“Term Loan” shall have the meaning set forth in Section 3(c)(i) hereof.
“Written Instructions” shall mean written communications actually received by Manager from an Authorized Person, or from a person believed by Manager to be an Authorized Person, by letter, memorandum, telegram, telex, cable, telecopy, facsimile, computer, video (CRT) terminal or other on-line system, or any other method whereby Manager is able to verify the identity of the sender of such communications or the sender is required to provide a password or other identification code.

ANNEX B TO SECURITIES LENDING MANAGEMENT AGREEMENT
List of Lenders

RidgeWorth Funds:
Aggressive Growth Stock Fund
Emerging Growth Stock Fund
High Income Fund
Intermediate Bond Fund
International Equity Fund
International Equity Index Fund
Investment Grade Bond Fund
Large Cap Core Equity Fund
Large Cap Growth Stock Fund
Large Cap Value Equity Fund
Limited-Term Federal Mortgage Securities Fund
Mid-Cap Core Equity Fund
Mid-Cap Value Equity Fund
Seix High Yield Fund
Select Large Cap Growth Stock Fund
Short-Term Bond Fund
Short-Term U.S. Treasury Securities Fund
Small Cap Growth Stock Fund
Small Cap Value Equity Fund
Strategic Income Fund
Total Return Bond Fund
U.S. Government Securities Fund
U.S. Government Securities Ultra-Short Bond Fund
Ultra-Short Bond Fund

SCHEDULE I TO SECURITIES LENDING MANAGEMENT AGREEMENT
List of Approved Borrowers

1.	ABN AMRO Bank N.V., New York Branch
2.	ABN AMRO Incorporated
3.	Banc of America Securities LLC
4.	Barclays Capital Inc.
5.	BNP Paribas Securities Corp.
6.	Calyon Securities (USA) Inc.
7.	Citigroup Global Markets Inc.
8.	Credit Suisse Securities (USA) LLC
9.	Daiwa Securities America Inc.
10.	Deutsche Bank Securities Inc.
11.	Dresdner Kleinwort Securities LLC
12.	Goldman Sachs & Co.
13.	Greenwich Capital Markets Inc.
14.	HSBC Securities (USA) Inc.
15.	Jefferies & Company Inc.
16.	J.P. Morgan Securities, Inc.
17.	Merrill Lynch Government Securities Inc.
18.	Merrill Lynch, Pierce, Fenner & Smith Incorporated
19.	Mizuho Securities USA Inc.
20.	Morgan Stanley & Co., Incorporated
21.	MS Securities Services Inc.
22.	Nomura Securities International Inc.
23.	SG Americas Securities, LLC
24.	Societe Generale, New York Branch
25.	UBS Securities LLC

SCHEDULE II TO SECURITIES LENDING MANAGEMENT AGREEMENT
Manager’s Fee: 15% of Program Income
Required Margin Level: The Required Margin Level for a Loan of any type of Loaned Security shall be an amount equal to the product of (i) the margin percentage specified below with respect to the relevant security type for such Loan and (ii) the Market Value of the Loaned Security (determined as of the date of computation).

Type of Loaned Security	Margin Percentage
U.S. Equity Securities
— initially and thereafter	102%
U.S. Fixed Income Securities
— initial margin	102%
— maintenance margin	100%
International Securities
— initial margin	105%
— maintenance margin	103%
List of Authorized Persons:

Citi	RidgeWorth Capital	SunTrust Bank
TBD	Julia Short	Kazuhiro Sekimoto
Dina Romeo
Contact Information for Notices:
Manager

Credit Suisse, New York Branch	for Legal Notices,	Credit Suisse, New York Branch
One Madison Avenue, 2nd Floor	with a copy to:	One Madison Avenue, 9th Floor
New York, NY 10010-3629		New York, NY 10010-3629

Attn:	Operations Department	Attn:	Head of Documentation Group
	Tel: 212-325-7699		Fax: 917-326-7930
Fax: 212-325-7679
Lender
Citi Global Transaction Services, Inc.
3435 Stelzer Road
Columbus, OH 43219

Attn:	Todd Miller
Manager
Tel: 614-470-8776
Fax: 614-470-8705